Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Greif, Inc. for the registration of $250,000,000 of 7 3/4% Senior Notes due 2019 and to the incorporation by reference therein of our report dated December 15, 2008, with respect to the consolidated financial statements and schedule of Greif, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst and Young LLP
Columbus, Ohio
September 17, 2009